Exhibit 99.1

AUTODESK REPORTS 16 PERCENT FOURTH QUARTER REVENUE GROWTH
Strong fourth quarter caps year of significant growth

SAN RAFAEL, Calif., February 24, 2011-- Autodesk, Inc. (NASDAQ: ADSK) today reported financial results for the fourth quarter and full fiscal year 2011.

●	Revenue was $528 million, an increase of 16 percent compared to the fourth quarter of fiscal 2010 and 11 percent compared to the third quarter of fiscal 2011.
●	GAAP operating margin was 14 percent, compared to 12 percent in the fourth quarter of fiscal 2010 and 15 percent in the third quarter of fiscal 2011.
●
Non-GAAP operating margin was 20 percent, a 60 basis point increase compared to the fourth quarter last year, and a decrease compared to 21 percent in the third quarter of fiscal 2011.  A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables.

●	GAAP diluted earnings per share were $0.26, compared to $0.21 in the fourth quarter of fiscal 2010 and $0.23 in the third quarter of fiscal 2011.
●	Non-GAAP diluted earnings per share were $0.35, compared to $0.30 in the fourth quarter of fiscal 2010, and $0.32 in the third quarter of fiscal 2011.
●	Cash flow from operating activities was $176 million, an increase of 40 percent compared to the fourth quarter of fiscal 2010 and 54 percent compared to the third quarter of fiscal 2011.

“We closed the year with solid momentum and double-digit quarterly revenue growth in all of our geographies and all of our business segments," said Carl Bass, Autodesk president and CEO.  “We’re seeing a global increase in demand for 3D design, engineering, and entertainment tools.  Demand for our Inventor software helped deliver record quarterly revenue in our Manufacturing segment, and record quarterly sales of our Revit family of products led to strong growth in our Architecture, Engineering and Construction segment.”

“Our fourth quarter results topped a solid year of growth for Autodesk,” said Mark Hawkins, Autodesk Executive Vice President, Chief Financial Officer.  “In addition to diversified revenue growth in the quarter, we generated strong cash flow from operations, record maintenance billings, and ended the quarter with a record balance for deferred revenue.  We achieved significant operating margin improvement for the fiscal year despite higher than expected performance-based compensation expense due to our over performance on revenue for the year.  With close to $1.5 billion in cash and marketable securities and no debt, our balance sheet is very strong.”

Fourth Quarter Operational Overview

EMEA revenue was $212 million and increased 13 percent compared to the fourth quarter last year as reported and 22 percent on a constant currency basis.  EMEA revenue increased 16 percent sequentially as reported and 14 percent on a constant currency basis.

Revenue in the Americas was $193 million and increased 15 percent compared to the fourth quarter last year and 7 percent sequentially.

Revenue in Asia Pacific was $123 million and increased 22 percent compared to the fourth quarter last year as reported and 20 percent on a constant currency basis.  Revenue in Asia Pacific increased 7 percent sequentially as reported and 5 percent on a constant currency basis.

Revenue from emerging economies was $85 million, an increase of 16 percent compared to the fourth quarter last year as reported and 20 percent on a constant currency basis.  Revenue from emerging economies increased 11 percent sequentially as reported and 10 percent on a constant currency basis.  Revenue from emerging economies represented 16 percent of total revenue in the fourth quarter.

All constant currency calculations remove the impact of foreign currency fluctuations and any gains or losses recorded to revenue within the current period as a result of Autodesk’s hedging program.

Revenue from the Platform Solutions and Emerging Business segment was $181 million, an increase of 10 percent compared to the fourth quarter last year and an increase of 5 percent sequentially.  Revenue from the Architecture, Engineering and Construction business segment was $162 million, an increase of 18 percent compared to the fourth quarter last year and 19 percent sequentially.  Revenue from the Manufacturing business segment was a record $133 million, an increase of 23 percent compared to the fourth quarter last year and 14 percent sequentially.  Revenue from the Media and Entertainment business segment was $52 million, an increase of 12 percent compared to the fourth quarter last year and 3 percent sequentially.

Cash flow from operating activities was $176 million, compared to $126 million in the fourth quarter last year, and $114 million in the third quarter of fiscal 2011.

Full Year Fiscal 2011

●	Revenue was $1.95 billion, an increase of 14 percent compared to fiscal 2010.
●	GAAP operating margin was 14 percent, compared to 4 percent in fiscal 2010.
●	Non-GAAP operating margin was 21 percent, an increase of 480 basis points compared to 17 percent in fiscal 2010.
●	GAAP diluted earnings per share were $0.90, compared to diluted earnings per share of $0.25 in fiscal 2010.
●	Non-GAAP diluted earnings per share were $1.32, compared to non-GAAP diluted earnings per share of $0.99 in fiscal 2010.
●	Cash flow from operations was $541 million, an increase of 119 percent compared to fiscal 2010.

“After a challenging fiscal 2010, we experienced a healthy rebound in global demand for our software solutions in fiscal 2011,” continued Bass.  “We made significant progress in growing our business and profitability, and our employees and partners are to be congratulated on their efforts.  As we head into fiscal 2012, Autodesk is well positioned to build on the success of the past year and drive towards our 5-year targets.”

Business Outlook

The following statements are forward-looking statements that are based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below.  Autodesk is not able to provide 5-year targets for GAAP operating margins at this time because of the difficulty of estimating excluded GAAP items that would affect our operating margin, including charges related to stock-based compensation expense and amortization of acquisition related intangibles.

First Quarter Fiscal 2012

Net revenue for the first quarter of fiscal 2012 is expected to be in the range of $510 million and $525 million.  GAAP earnings per diluted share are expected to be in the range of $0.21 and $0.24. Non-GAAP earnings per diluted share are expected to be in the range of $0.34 and $0.37 and exclude $0.08 related to stock-based compensation expense, and $0.05 for the amortization of acquisition related intangibles, net of tax.

First quarter outlook includes the impact of the two recently announced acquisitions, which are expected to close in the quarter.

Full Year Fiscal 2012

Net revenue for fiscal 2012 is expected to increase by approximately 10 percent compared to fiscal 2011.  Autodesk anticipates fiscal 2012 GAAP operating margin to increase by approximately 220 basis points compared to fiscal 2011.  Autodesk anticipates fiscal 2012 non-GAAP operating margin to increase by approximately 200 basis points compared to fiscal 2011.  Non-GAAP operating margin excludes approximately 20 basis points of operating margin improvement consisting of 60 basis points of restructuring charges, 10 basis points of amortization of acquisition related intangibles, and negative 50 basis points of stock-based compensation expense.  Operating margin growth is anticipated to return to typical linearity during the year.  Autodesk is not providing specific EPS guidance for fiscal 2012 at this time.

Fiscal 2012 outlook includes the impact of the two recently announced acquisitions, which are expected to close in the first quarter of fiscal 2012.  Outlook assumes effective tax rate of approximately 24 percent for GAAP results and approximately 26 percent for non-GAAP results.

Earnings Conference Call and Webcast

Autodesk will host its fourth quarter conference call today at 5:00 p.m. EST. The live broadcast can be accessed at http://www.autodesk.com/investors. Supplemental financial information and prepared remarks for the conference call will be posted to the investor relations section of Autodesk’s website simultaneously with this press release.

NOTE: The prepared remarks will not be read on the conference call.  The conference call will include only brief remarks followed by questions and answers.

A replay of the broadcast will be available at 7:00 pm EST at http://www.autodesk.com/investors. This replay will be maintained on Autodesk’s website for at least 12 months.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding anticipated market, economic, product and revenue trends, revenue, margin, earnings and cash flow improvement, and other statements regarding our expected strategies, market and products positions, performance, results and our 5-year revenue and non-GAAP operating margin targets.  There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including:  general market, economic and business conditions, our performance in particular geographies, including emerging economies, failure to maintain cost reductions and productivity increases or otherwise control our expenses, slowing momentum in maintenance billings or revenues, failure to successfully expand adoption of our products, failure to successfully incorporate sales of products suites into our overall sales strategy, difficulties encountered in integrating new or acquired businesses and technologies, the inability to identify and realize the anticipated benefits of acquisitions, the financial and business condition of our reseller and distribution channels, fluctuation in foreign currency exchange rates, the success of our foreign currency hedging program, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth and efficiency opportunities, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance, failure to achieve continued success in technology advancements, interruptions or terminations in the business of Autodesk consultants, the expense and impact of legal or regulatory proceedings, and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s report on Form 10-K for the year ended January 31, 2010 and Form 10-Q for the quarters ended April 30, 2010, July 31, 2010, and October 31, 2010, which are on file with the U.S. Securities and Exchange Commission.  Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk, Inc., is a leader in 3D design, engineering and entertainment software. Customers across the manufacturing, architecture, building, construction, and media and entertainment industries – including the last 15 Academy Award winners for Best Visual Effects – use Autodesk software to design, visualize, and simulate their ideas. Since its introduction of AutoCAD software in 1982, Autodesk continues to develop the broadest portfolio of state-of-the-art software for global markets. For additional information about Autodesk, visit www.autodesk.com.

Autodesk, AutoCAD, Inventor and Revit are registered trademarks or trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. Academy Award is a registered trademark of the Academy of Motion Picture Arts and Sciences. All other brand names, product names, or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2011 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended		Fiscal Year Ended
	January 31,		January 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net revenue:
License and other	$329.6	$270.0	$1,172.1	$980.7

Maintenance	198.1	186.1	779.7	733.0

Total net revenue	527.7	456.1	1,951.8	1,713.7

Cost of revenue:
Cost of license and other revenue	40.2	41.4	162.2	172.0

Cost of maintenance revenue	8.2	3.0	34.4	19.8

Total cost of revenue	48.4	44.4	196.6	191.8

Gross profit	479.3	411.7	1,755.2	1,521.9

Operating expenses:

Marketing and sales	226.9	191.3	776.0	731.9

Research and development	126.9	116.8	496.2	457.5

General and administrative	52.1	47.1	200.8	197.7

Restructuring charges	1.8	0.4	10.8	48.2

Impairment of goodwill	-	-	-	21.0

Total operating expenses	407.7	355.6	1,483.8	1,456.3

Income from operations	71.6	56.1	271.4	65.6

Interest and other income, net	1.4	2.6	0.6	19.1

Income before income taxes	73.0	58.7	272.0	84.7

Provision for income taxes	(11.4)	(8.6)	(60.0)	(26.7)

Net income	$61.6	$50.1	$212.0	$58.0

Basic net income per share	$0.27	$0.22	$0.93	$0.25

Diluted net income per share	$0.26	$0.21	$0.90	$0.25

Shares used in computing basic
net income per share	227.0	229.0	227.6	228.7

Shares used in computing diluted
net income per share	235.0	233.2	234.2	232.1

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	January 31,	January 31,
	2011	2010
	(Unaudited)

ASSETS:

Current assets:
Cash and cash equivalents	$1,075.1	$838.7
Marketable securities	199.2	161.9
Accounts receivable, net	318.4	277.4
Deferred income taxes	56.8	44.2
Prepaid expenses and other current assets	64.8	57.4
Total current assets	1,714.3	1,379.6

Marketable securities	192.6	125.6
Computer equipment, software, furniture and leasehold improvements, net	84.5	101.6
Purchased technologies, net	57.2	88.0
Goodwill	554.1	542.9
Deferred income taxes, net	90.7	101.9
Other assets	94.2	107.6
	$2,787.6	$2,447.2

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$76.8	$67.8
Accrued compensation	193.1	115.6
Accrued income taxes	28.6	8.4
Deferred revenue	496.2	444.6
Other accrued liabilities	75.1	67.6
Total current liabilities	869.8	704.0

Deferred revenue	91.7	71.9
Long term income taxes payable	139.1	127.2
Other liabilities	77.7	70.6

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock and additional paid-in capital	1,267.2	1,204.3
Accumulated other comprehensive income (loss)	(0.6)	(3.5)
Retained earnings	342.7	272.7
Total stockholders' equity	1,609.3	1,473.5
	$2,787.6	$2,447.2

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
	Fiscal Years Ended
	January 31,
	2011	2010
	(Unaudited)

Operating activities:
Net income	$212.0	$58.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105.4	111.5
Stock-based compensation expense	80.7	93.6
Impairment of goodwill	-	21.0
Restructuring charges, net	10.8	48.2
Changes in operating assets and liabilities, net of business combinations	131.9	(85.5)
Net cash provided by operating activities	540.8	246.8

Investing activities:
Purchases of marketable securities	(507.2)	(568.9)
Sales of marketable securities	135.3	26.4
Maturities of marketable securities	275.4	328.7
Capital expenditures	(28.3)	(39.0)
Purchases of equity investments	(4.0)	(11.4)
Business combinations, net of cash acquired	(13.5)	(18.8)
Net cash used in investing activities	(142.3)	(283.0)

Financing activities:
Proceeds from issuance of common stock, net of issuance costs	120.9	70.0
Repurchases of common stock	(280.3)	(63.2)
Draws on line of credit	-	2.2
Repayments of line of credit	-	(54.3)
Net cash used in financing activities	(159.4)	(45.3)

Effect of exchange rate changes on cash and cash equivalents	(2.7)	2.6

Net increase (decrease) in cash and cash equivalents	236.4	(78.9)
Cash and cash equivalents at beginning of fiscal year	838.7	917.6
Cash and cash equivalents at end of period	$1,075.1	$838.7

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP income from operations and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense,  amortization of purchased intangibles, restructuring charges, goodwill impairment, establishment of a valuation allowance on certain deferred tax assets and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended		Fiscal Years Ended
	January 31,		January 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

GAAP cost of license and other revenue	$40.2	$41.4	$162.2	$172.0
Stock-based compensation expense	(0.8)	(0.7)	(2.9)	(3.1)
Amortization of developed technology	(8.1)	(7.6)	(31.9)	(32.9)
Non-GAAP cost of license and other revenue	$31.3	$33.1	$127.4	$136.0

GAAP gross profit	$479.3	$411.7	$1,755.2	$1,521.9
Stock-based compensation expense	0.8	0.7	2.9	3.1
Amortization of developed technology	8.1	7.6	31.9	32.9
Non-GAAP gross profit	$488.2	$420.0	$1,790.0	$1,557.9

GAAP marketing and sales	$226.9	$191.3	$776.0	$731.9
Stock-based compensation expense	(8.1)	(8.6)	(35.5)	(41.1)
Non-GAAP marketing and sales	$218.8	$182.7	$740.5	$690.8

GAAP research and development	$126.9	$116.8	$496.2	$457.5
Stock-based compensation expense	(6.2)	(6.3)	(27.4)	(30.0)
Non-GAAP research and development	$120.7	$110.5	$468.8	$427.5

GAAP general and administrative	$52.1	$47.1	$200.8	$197.7
Stock-based compensation expense	(3.3)	(3.3)	(14.9)	(19.4)
Amortization of customer relationships and trade names	(6.2)	(6.0)	(24.0)	(25.5)
Non-GAAP general and administrative	$42.6	$37.8	$161.9	$152.8

GAAP impairment of goodwill	$-	$-	$-	$21.0
Impairment of goodwill	-	-	-	(21.0)
Non-GAAP impairment of goodwill	$-	$-	$-	$-

GAAP restructuring charges	$1.8	$0.4	$10.8	$48.2
Restructuring charges	(1.8)	(0.4)	(10.8)	(48.2)
Non-GAAP restructuring charges	$-	$-	$-	$-

GAAP operating expenses	$407.7	$355.6	$1,483.8	$1,456.3
Stock-based compensation expense	(17.6)	(18.2)	(77.8)	(90.5)
Amortization of customer relationships and trade names	(6.2)	(6.0)	(24.0)	(25.5)
Impairment of goodwill	-	-	-	(21.0)
Restructuring charges	(1.8)	(0.4)	(10.8)	(48.2)
Non-GAAP operating expenses	$382.1	$331.0	$1,371.2	$1,271.1

GAAP income from operations	$71.6	$56.1	$271.4	$65.6
Stock-based compensation expense	18.4	18.9	80.7	93.6
Amortization of developed technology	8.1	7.6	31.9	32.9
Amortization of customer relationships and trade names	6.2	6.0	24.0	25.5
Impairment of goodwill	-	-	-	21.0
Restructuring charges	1.8	0.4	10.8	48.2
Non-GAAP income from operations	$106.1	$89.0	$418.8	$286.8

GAAP provision for income taxes	$(11.4)	$(8.6)	$(60.0)	$(26.7)
Establishment of valuation allowance on deferred tax assets	-	-	-	21.0
Discrete GAAP tax provision items (1)	(4.7)	(3.7)	(6.0)	(13.1)
Income tax effect of non-GAAP adjustments	(8.7)	(9.9)	(43.0)	(57.9)
Non-GAAP provision for income tax	$(24.8)	$(22.2)	$(109.0)	$(76.7)

GAAP net income	$61.6	$50.1	$212.0	$58.0
Stock-based compensation expense	18.4	18.9	80.7	93.6
Amortization of developed technology	8.1	7.6	31.9	32.9
Amortization of customer relationships and trade names	6.2	6.0	24.0	25.5
Impairment of goodwill	-	-	-	21.0
Restructuring charges	1.8	0.4	10.8	48.2
Establishment of valuation allowance on deferred tax assets	-	-	-	21.0
Discrete GAAP tax provision items (1)	(4.7)	(3.7)	(6.0)	(13.1)
Income tax effect of non-GAAP adjustments	(8.7)	(9.9)	(43.0)	(57.9)
Non-GAAP net income	$82.7	$69.4	$310.4	$229.2

GAAP diluted net income per share	$0.26	$0.21	$0.90	$0.25
Stock-based compensation expense	0.08	0.08	0.34	0.40
Amortization of developed technology	0.04	0.03	0.14	0.14
Amortization of customer relationships and trade names	0.02	0.03	0.10	0.11
Impairment of goodwill	-	-	-	0.09
Restructuring charges	0.01	-	0.05	0.21
Establishment of valuation allowance on deferred tax assets	-	-	-	0.09
Discrete GAAP tax provision items (1)	(0.02)	(0.01)	(0.03)	(0.04)
Income tax effect of non-GAAP adjustments	(0.04)	(0.04)	(0.18)	(0.26)
Non-GAAP diluted net income per share	$0.35	$0.30	$1.32	$0.99

(1) Effective in the second quarter of fiscal 2011, Autodesk began excluding certain discrete GAAP tax provision items for purposes of its non-GAAP financial measures. Prior period non-GAAP income tax expense amounts have been revised to conform to the current period presentation.

Other Supplemental Financial Information(a)
Fiscal Year 2011	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$475	$473	$477	$528	$1,952
License and Other Revenue	$280	$281	$282	$330	$1,172
Maintenance Revenue	$195	$192	$195	$198	$780

GAAP Gross Margin	89%	90%	90%	91%	90%
Non-GAAP Gross Margin (1)(2)	91%	92%	92%	93%	92%

GAAP Operating Expenses	$373	$345	$359	$408	$1,484
GAAP Operating Margin	11%	17%	15%	14%	14%
GAAP Net Income	$37	$60	$54	$62	$212
GAAP Diluted Net Income Per Share	$0.16	$0.25	$0.23	$0.26	$0.90

Non-GAAP Operating Expenses (1)(3)	$336	$317	$337	$382	$1,371
Non-GAAP Operating Margin (1)(4)	20%	25%	21%	20%	21%
Non-GAAP Net Income (1)(5)	$68	$85	$75	$83	$310
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.29	$0.36	$0.32	$0.35	$1.32

Total Cash and Marketable Securities	$1,239	$1,271	$1,337	$1,467	$1,467
Days Sales Outstanding	42	44	46	55	55
Capital Expenditures	$6	$5	$7	$10	$28
Cash Flow from Operating Activities	$139	$112	$114	$176	$541
GAAP Depreciation and Amortization	$27	$26	$27	$26	$105

Deferred Maintenance Revenue Balance	$492	$473	$450	$509	$509

Revenue by Geography (in millions):
Americas	$161	$168	$179	$193	$701
Europe, Middle East and Africa	$199	$189	$183	$212	$783
Asia Pacific	$115	$116	$115	$123	$468

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$184	$177	$174	$181	$716
Architecture, Engineering and Construction	$137	$133	$136	$162	$568
Manufacturing	$108	$113	$117	$133	$470
Media and Entertainment	$46	$50	$50	$52	$198

Other Revenue Statistics:
Flagship Revenue	$295	$287	$285	$307	$1,174
Suites Revenue	$104	$104	$107	$126	$440
New and Adjacent Revenue	$76	$82	$85	$95	$338
% of Total Rev from AutoCAD and AutoCAD LT	36%	34%	33%	31%	33%
% of Total Rev from Model-based Design Products (c)	29%	30%	30%	32%	30%
% of Total Rev from Emerging Economies	14%	15%	16%	16%	15%
Upgrade and Crossgrade Revenue (d) (in millions)	$51	$18	$32	$61	$162

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (b) (in millions):
FX Impact on Total Net Revenue	$21	$5	$(4)	$(14)	$8
FX Impact on Total Operating Expenses	$(11)	$-	$(1)	$-	$(12)
FX Impact on Operating Income	$10	$5	$(5)	$(14)	$(4)

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$173	$168	$164	$173	$679
Architecture, Engineering and Construction	$123	$122	$124	$149	$518
Manufacturing	$100	$105	$110	$125	$439
Media and Entertainment	$36	$38	$39	$41	$154
Unallocated amounts	$(9)	$(9)	$(9)	$(9)	$(35)

Common Stock Statistics (in millions):
Common Shares Outstanding	229.4	227.2	227.1	227.0	227.0
Fully Diluted Weighted Average Shares Outstanding	234.6	233.8	232.4	235.0	234.2
Shares Repurchased	2.0	2.5	2.5	2.0	9.0

Installed Base Statistics:
Maintenance Installed Base	2,383,000	2,631,000	2,813,000	2,936,000	2,936,000

(a) Totals may not agree with the sum of the components due to rounding.
(b) Includes favorable (unfavorable) revenue impact from Autodesk's hedging program during the fiscal quarter.
(c) Effective in the third quarter of fiscal 2011, Autodesk has added Inventor LT to the Model-based Design Products category. Prior periods have been revised to adjust for the change.
(d) Upgrade and Crossgrade Revenue was previously reported as "Upgrade Revenue." There has been no change in the calculation of this metric.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
(2) GAAP Gross Margin	89%	90%	90%	91%	90%
Stock-based compensation expense	0%	0%	0%	0%	0%
Amortization of developed technology	2%	2%	2%	2%	2%
Non-GAAP Gross Margin	91%	92%	92%	93%	92%

(3) GAAP Operating Expenses	$373	$345	$359	$408	$1,484
Stock-based compensation expense	(24)	(20)	(16)	(18)	(78)
Amortization of customer relationships and trade names	(6)	(6)	(6)	(6)	(24)
Restructuring charges	(7)	(2)	-	(2)	(11)
Non-GAAP Operating Expenses	$336	$317	$337	$382	$1,371

(4) GAAP Operating Margin	11%	17%	15%	14%	14%
Stock-based compensation expense	5%	5%	3%	3%	4%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of customer relationships and trade names	1%	1%	1%	1%	1%
Restructuring charges	1%	0%	0%	0%	0%
Non-GAAP Operating Margin	20%	25%	21%	20%	21%

(5) GAAP Net Income	$37	$60	$54	$62	$212
Stock-based compensation expense	24	21	17	18	80
Amortization of developed technology	8	8	8	8	32
Amortization of customer relationships and trade names	6	6	6	6	24
Restructuring charges	7	2	-	2	11
Discrete GAAP tax provision items (7)	(2)	-	-	(5)	(6)
Income tax effect of non-GAAP adjustments	(12)	(12)	(10)	(8)	(43)
Non-GAAP Net Income	$68	$85	$75	$83	$310

(6) GAAP Diluted Net Income Per Share	$0.16	$0.25	$0.23	$0.26	$0.90
Stock-based compensation expense	0.10	0.09	0.07	0.08	0.34
Amortization of developed technology	0.03	0.03	0.04	0.04	0.14
Amortization of customer relationships and trade names	0.03	0.03	0.02	0.02	0.10
Restructuring charges	0.03	0.01	-	0.01	0.05
Discrete GAAP tax provision items (7)	(0.01)	-	-	(0.02)	(0.03)
Income tax effect of non-GAAP adjustments	(0.05)	(0.05)	(0.04)	(0.04)	(0.18)
Non-GAAP Diluted Net Income Per Share	$0.29	$0.36	$0.32	$0.35	$1.32

(7) Effective in the second quarter of fiscal 2011, Autodesk began excluding certain discrete GAAP tax provision items for purposes of its non-GAAP financial measures. Prior period non-GAAP income tax expense, net income and earnings per share amounts have been revised to conform to the current period presentation.

CONTACT:
Autodesk, Inc.
Investors:  David Gennarelli, david.gennarelli@autodesk.com, 415-507-6033
Press: Greg Eden, greg.eden@autodesk.com, 415-547-2135